[LOGO] GPH Liquidating Trust

Dear Beneficiary:

The purpose of this letter is to provide you with a status update on the dissolution process and GPH Liquidating Trust (the “Trust”). We appreciate your continued patience and support as we move through this process.

As previously reported in our SEC Current Report on Form 8-K filed on March 29, 2007, Global Preferred Holdings, Inc. (“Global Preferred”), together with several stockholders and other entities associated, or formerly associated, with World Marketing Alliance, Inc., (“WMA”), received a demand for arbitration from a former agent of WMA on May 4, 2006. Subsequently, the individual also filed suit in the Superior Court of Gwinnett County, Georgia, seeking to compel arbitration of the claims described in the demand for arbitration. The Superior Court of Gwinnett County concluded that only the signatories to the former agent’s agreement were obligated to arbitrate and that since Global Preferred was not a party to the former agent’s agreement, we were not required to participate in the arbitration proceeding. The litigation, however, was not dismissed, but was stayed pending the outcome of the arbitration. The individual filed an appeal and was denied the appeal. We are currently awaiting the arbitration proceedings and the results of those proceedings. In accordance with the Stockholders’ Liquidating Trust Agreement (the “Trust Agreement”), any liability of Global Preferred arising from this matter would be an obligation of the Trust. However, Global Preferred does not believe that the individual has any valid claims against Global Preferred, nor does Global Preferred believe that it is required to submit to the arbitration. Global Preferred has not received sufficient information to determine the exact nature, if any, of any potential claims against Global Preferred in the matter, but currently does not believe that the demand or the lawsuit will result in liabilities that would have a material adverse effect on the winding up and dissolution of Global Preferred, other than costs associated with the continuation of the Trust during the pendency of the dispute.

The Trust Agreement provides that the Trust shall proceed to liquidate the assets and satisfy the claims of creditors in accordance with Delaware law. If any assets remain after such efforts, they will be distributed to the beneficiaries in accordance with the terms of the Trust Agreement and the requirements of Delaware law. The managing trustees may, from time to time, authorize the distribution of some or all of the Trust assets if the managing trustees determine that such distributions may be made in compliance with the Trust Agreement and Delaware law.

As you may recall, the Trust Agreement also provides that the Trust will terminate on June 1, 2008, unless the final distribution to the beneficiaries has not yet been made. At this time, no distributions have been made to the beneficiaries (the former stockholders of Global Preferred) since the Trust was established. No assurance can be given whether any amounts deposited into the Trust will ultimately be distributed to the beneficiaries and, if distributed, when such distribution would occur, nor can it be certain that the amounts deposited in the Trust will be adequate to pay all claims arising with respect to the Trust and the dissolution of Global Preferred.

We will continue to send periodic updates to you, keeping you informed of the dissolution progress. Also, you can visit the Investor Relations/SEC Filings section of our website, www.gphre.com to read our most recent filings with the Securities and Exchange Commission for more specific information. Finally, to ensure that any and all future correspondence reaches you promptly, please notify us of any address changes by changing it online with our transfer agent, American Stock Transfer & Trust Company at www.amstock.com, or by contacting me directly. Please send any corrections to my attention via fax: (866) 581-2010, email: gph@gphre.com, or to the address below.

Sincerely,

/s/ Caryl P. Shepherd
Caryl P. Shepherd
Administrator

June 26, 2008

PO Box 1561 • Suwanee, GA 30024
(770) 248-3311 phone • (866) 581-2010 fax